Exhibit 99.1
Media Contact: Roy L. Morrow (216) 383-4893
Roy_Morrow@lincolnelectric.com
Investors Contact: Joseph P. Kelley (216) 383-8346
Joe_Kelley@lincolnelectric.com
Lincoln Electric Reports
2008 Full Year and Fourth Quarter Financial Results
Three Months Ended December 31, 2008
•	Sales decreased 9.3% to $526.2 million

•	Rationalization and asset impairment charges totaling $19.4 million were recorded in the quarter

•	Net income decreased 60.7% to $19.5 million; excluding rationalization and asset impairment charges, net income decreased 22.9% to $37.8 million or $0.88 per diluted share
Twelve Months Ended December 31, 2008
•	Sales increased 8.7% to $2.5 billion

•	Operating income increased 6.4% to $295.4 million

•	Net income increased 4.7% to $212.3 million; excluding rationalization and asset impairment charges, net income increased 13.8% to $230.6 million or $5.36 per diluted share

•	Net cash provided by operating activities was $257.4 million
          CLEVELAND, Ohio, U.S.A., February 23, 2009 — Lincoln Electric Holdings, Inc. (the “Company”) (NASDAQ: LECO) today reported 2008 sales increased 8.7% to $2.5 billion from $2.3 billion in 2007. Operating income for 2008 increased 6.4% to $295.4 million from $277.6 million in 2007 or increased 13.5% excluding rationalization and asset impairment charges. Sales for the Company’s North American operations were $1.45 billion in 2008 versus $1.40 billion in 2007, an increase of 3.6%. U.S. export sales in 2008 increased 24.6% to $242.3 million from $194.5 million in 2007.
          Sales at Lincoln subsidiaries outside North America increased 16.9% to $1.03 billion in 2008, compared with $879.4 million in 2007. Excluding acquisitions and the effect of changes in foreign currency exchange rates, sales outside North America increased 5.4% in 2008 compared with 2007.
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Lincoln Electric Reports 2008 Full Year and Fourth Quarter Financial Results
          Net income for 2008 increased 4.7% to $212.3 million, or $4.93 per diluted share, from $202.7 million, or $4.67 per diluted share, in 2007. Included in net income was a $19.4 million charge ($18.3 million after-tax), or $0.43 per diluted share, associated with rationalization and non-cash asset impairment charges. The rationalization charges totaled $2.4 million ($1.7 million after-tax) related to fourth quarter actions to align the business to current market conditions. Asset impairment charges included $13.2 million of goodwill and $2.4 million of long-lived assets related to Chinese businesses and intangible assets totaling $1.3 million ($1.0 million after-tax) related to North American and European businesses.
          “Financial results for 2008 were the best in Lincoln’s history,” said John M. Stropki, Chairman and Chief Executive Officer. “Sales of nearly $2.5 billion and net income of $4.93 per diluted share were both records. Results in the fourth quarter, however, started to reflect the significant challenges in this very difficult economic environment.
          “During the fourth quarter, our sales around the world suffered from the weakened global economy, and we expect the lower sales volumes experienced in the quarter to continue. The impact of liquidating high cost inventory combined with declining volumes will continue to pressure margins into 2009.”
          Sales for the fourth quarter decreased 9.3% to $526.2 million from $580.3 million in the comparable 2007 period. Sales for the Company’s North American operations were $309.0 million in the quarter versus $345.1 million in the comparable quarter last year, a decrease of 10.5%. U.S. export sales in the quarter increased 16.4% to $53.8 million from $46.3 million in 2007.
     Sales at Lincoln subsidiaries outside North America decreased to $217.2 million in the fourth quarter compared with $235.2 million in the year-ago quarter, a decrease of 7.7%. Excluding acquisitions and the effect of changes in foreign currency exchange rates, sales outside North America decreased 3.5% in the quarter.
     Net income for the fourth quarter decreased 60.7% to $19.5 million, or $0.46 per diluted share, from $49.5 million in 2007. Excluding rationalization and asset impairment charges, net income decreased 22.9% to $37.8 million or $0.88 per diluted share. The 2008 fourth quarter effective tax rate increased to 40.7% compared with 28.8% in 2007 primarily as a result of asset impairment charges with no tax benefit.
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Lincoln Electric Reports 2008 Full Year and Fourth Quarter Financial Results
          “As announced on February 2, 2009, we have taken aggressive measures to align our business with current market conditions. These actions plus additional cost cutting measures will result in a first quarter 2009 pre-tax rationalization charge between $10 million and $12 million and will generate annualized savings of approximately $80 million. We are monitoring these initiatives closely to ensure we achieve the expected financial results. Our strong financial position will allow us to continue making strategic investments to enhance our global presence and develop new products and services for the future,” said Mr. Stropki.
          Net cash provided by operating activities was $40.7 million in the fourth quarter and $257.4 million for the full year of 2008. During 2008, the Company paid $42.8 million in dividends and spent $42.3 million on share repurchases. The Company’s Board of Directors declared a quarterly cash dividend of $0.27 per share, which was paid on January 15, 2009 to holders of record as of December 31, 2008.
          Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 38 manufacturing locations, including operations and joint ventures in 20 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company’s website at http://www.lincolnelectric.com.
     The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic and market conditions; the effectiveness of operating initiatives; currency exchange and interest rates; adverse outcome of pending or potential litigation; possible acquisitions; market risks and price fluctuations related to the purchase of commodities and energy; global regulatory complexity; and the possible effects of international terrorism and hostilities on the Company or its customers, suppliers and the economy in general. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K.
     A conference call to discuss financial results for the 2008 fourth quarter and full year is scheduled for today, Monday, February 23, 2009, at 10:00 a.m., Eastern Time. An audio webcast of the call is accessible through the investor tab on the Company’s website at http://www.lincolnelectric.com.
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Lincoln Electric Holdings, Inc.
Financial Highlights
(In thousands, except per share data)
(Unaudited)
Consolidated Statements of Income

	Three Months Ended December 31,				Fav (Unfav) to Prior Year
	2008	% of Sales	2007	% of Sales	$	%

Net sales	$526,186	100.0%	$580,279	100.0%	$(54,093)	(9.3%)
Cost of goods sold	385,078	73.2%	419,338	72.3%	34,260	8.2%

Gross profit	141,108	26.8%	160,941	27.7%	(19,833)	(12.3%)
Selling, general & administrative expenses	86,200	16.4%	95,145	16.4%	8,945	9.4%
Rationalization and asset impairment charges (gain)	19,371	3.7%	(584)	(0.1%)	(19,955)	N/A

Operating income	35,537	6.8%	66,380	11.4%	(30,843)	(46.5%)
Interest income	2,229	0.4%	2,855	0.5%	(626)	(21.9%)
Equity (loss) earnings in affiliates	(2,068)	(0.4%)	2,420	0.4%	(4,488)	(185.5%)
Other income	354	0.1%	960	0.2%	(606)	(63.1%)
Interest expense	(3,216)	(0.6%)	(3,051)	(0.5%)	(165)	(5.4%)

Income before income taxes	32,836	6.2%	69,564	12.0%	(36,728)	(52.8%)
Income taxes	13,366	2.5%	20,055	3.5%	6,689	33.4%

Effective tax rate	40.7%		28.8%		(11.9%)

Net income	$19,470	3.7%	$49,509	8.5%	$(30,039)	(60.7%)

Reconciliation of Net Income as Reported to Adjusted Net Income:

	Three Months Ended December 31,		Change
	2008	2007	$	%
Net income as reported (1)	$19,470	$49,509	$(30,039)	(60.7%)
Adjustments:
Rationalization and asset impairment charges (gain) after-tax	18,313	(503)	18,816	N/A

Adjusted net income (2)	$37,783	$49,006	$(11,223)	(22.9%)

Basic earnings per share	$0.46	$1.15	$(0.69)	(60.0%)
Adjustments (1)	0.43	(0.01)	0.44	N/A

Adjusted basic earnings per share (2)	$0.89	$1.14	$(0.25)	(21.9%)

Diluted earnings per share	$0.46	$1.14	$(0.68)	(59.6%)
Adjustments (1)	0.42	(0.01)	0.43	N/A

Adjusted diluted earnings per share (2)	$0.88	$1.13	$(0.25)	(22.1%)

Weighted average shares (basic)	42,430	42,969
Weighted average shares (diluted)	42,695	43,447

(1)	Net income includes a rationalization charge of $2,447 ($1,698 after-tax) and asset impairment charges of $16,924 ($16,615 after-tax) in the fourth quarter of 2008 and a gain of $584 ($503 after-tax) in the fourth quarter of 2007 related to rationalization actions.

(2)	Adjusted net income excluding rationalization and asset impairment charges and adjusted basic and diluted earnings per share excluding rationalization and asset impairment charges are non-GAAP financial measures that management believes are important to investors to evaluate and compare the Company’s financial performance from period to period. Management uses this information in assessing and evaluating the Company’s underlying operating performance.

Lincoln Electric Holdings, Inc.
Financial Highlights
(In thousands, except per share data)
(Unaudited)
Consolidated Statements of Income

	Twelve Months Ended December 31,				Fav (Unfav) to Prior Year
	2008	% of Sales	2007	% of Sales	$	%

Net sales	$2,479,131	100.0%	$2,280,784	100.0%	$198,347	8.7%
Cost of goods sold	1,758,980	71.0%	1,633,218	71.6%	(125,762)	(7.7%)

Gross profit	720,151	29.0%	647,566	28.4%	72,585	11.2%
Selling, general & administrative expenses	405,376	16.4%	370,122	16.2%	(35,254)	(9.5%)
Rationalization and asset impairment charges (gain)	19,371	0.8%	(188)	(0.0%)	(19,559)	N/A

Operating income	295,404	11.9%	277,632	12.2%	17,772	6.4%
Interest income	8,845	0.4%	8,294	0.4%	551	6.6%
Equity earnings in affiliates	6,034	0.2%	9,838	0.4%	(3,804)	(38.7%)
Other income	1,681	0.1%	2,823	0.1%	(1,142)	(40.5%)
Interest expense	(12,155)	(0.5%)	(11,430)	(0.5%)	(725)	(6.3%)

Income before income taxes	299,809	12.1%	287,157	12.6%	12,652	4.4%
Income taxes	87,523	3.5%	84,421	3.7%	(3,102)	(3.7%)

Effective tax rate	29.2%		29.4%		0.2%

Net income	$212,286	8.6%	$202,736	8.9%	$9,550	4.7%

Reconciliation of Net Income as Reported to Adjusted Net Income:

	Twelve Months Ended December 31,		Change
	2008	2007	$	%
Net income as reported (1)	$212,286	$202,736	$9,550	4.7%
Adjustments:
Rationalization and asset impairment charges (gain) after-tax	18,313	(107)	18,420	N/A

Adjusted net income (2)	$230,599	$202,629	$27,970	13.8%

Basic earnings per share	$4.98	$4.73	$0.25	5.3%
Adjustments (1)	0.43	—	0.43	N/A

Adjusted basic earnings per share (2)	$5.41	$4.73	$0.68	14.4%

Diluted earnings per share	$4.93	$4.67	$0.26	5.6%
Adjustments (1)	0.43	—	0.43	N/A

Adjusted diluted earnings per share(2)	$5.36	$4.67	$0.69	14.8%

Weighted average shares (basic)	42,648	42,899
Weighted average shares (diluted)	43,054	43,392

(1)	Net income includes a rationalization charge of $2,447 ($1,698 after-tax) and asset impairment charges of $16,924 ($16,615 after-tax) in 2008 and a gain of $188 ($107 after-tax) in 2007 related to rationalization actions.

(2)	Adjusted net income excluding rationalization and asset impairment charges and adjusted basic and diluted earnings per share excluding rationalization and asset impairment charges are non-GAAP financial measures that management believes are important to investors to evaluate and compare the Company’s financial performance from period to period. Management uses this information in assessing and evaluating the Company’s underlying operating performance.

Lincoln Electric Holdings, Inc.
Financial Highlights
(In thousands)
(Unaudited)
Balance Sheet Highlights
Selected Consolidated Balance Sheet Data

	December 31,	December 31,
	2008	2007

Cash and cash equivalents	$284,332	$217,382
Total current assets	1,024,726	969,648
Property, plant and equipment, net	427,902	429,944
Total assets	1,718,805	1,645,296

Total current liabilities	356,642	311,921
Short-term debt	50,693	12,486
Long-term debt	91,537	117,329
Total shareholders’ equity	995,312	1,087,220
Net Operating Working Capital

	December 31,	December 31,
	2008	2007

Trade accounts receivable	$299,171	$344,058
Inventory	346,932	343,849
Trade accounts payable	124,388	152,301

Net operating working capital	$521,715	$535,606

Net operating working capital % to net sales	21.0%	23.5%

Invested Capital

	December 31,	December 31,
	2008	2007

Short-term debt	$50,693	$12,486
Long-term debt	91,537	117,329

Total debt	142,230	129,815
Total shareholders’ equity	995,312	1,087,220

Invested capital	$1,137,542	$1,217,035

Total debt / Invested capital	12.5%	10.7%
Return on invested capital (1)	18.8%	16.8%

(1)	Return on invested capital is defined as rolling 12 months of earnings excluding tax-effected interest divided by invested capital.

Lincoln Electric Holdings, Inc.
Financial Highlights
(In thousands, except per share data)
(Unaudited)
Consolidated Statements of Cash Flows

	Three Months Ended December 31,
	2008	2007
OPERATING ACTIVITIES:
Net income	$19,470	$49,509

Adjustments to reconcile net income to net cash provided by operating activities:
Rationalization and asset impairment charges (gain)	19,371	(584)
Depreciation and amortization	14,024	13,514
Equity loss (earnings) of affiliates, net	2,595	(1,677)
Other non-cash items, net	13,037	9,667
Changes in operating assets and liabilities net of effects from acquisitions:
Decrease in accounts receivable	63,084	14,462
Decrease in inventories	52,048	18,170
(Decrease) increase in accounts payable	(55,205)	9,999
(Decrease) increase in accrued pensions	(8,403)	1,583
Net change in other current assets and liabilities	(76,455)	(69,116)
Net change in other long-term assets and liabilities	(2,860)	198

NET CASH PROVIDED BY OPERATING ACTIVITIES	40,706	45,725

INVESTING ACTIVITIES:
Capital expenditures	(18,947)	(15,856)
Acquisition of businesses, net of cash acquired	(16,015)	(12,671)
Proceeds from sale of property, plant and equipment	73	94

NET CASH USED BY INVESTING ACTIVITIES	(34,889)	(28,433)

FINANCING ACTIVITIES:
Net change in borrowings	(221)	123
Proceeds from exercise of stock options	81	1,055
Tax benefit from exercise of stock options	312	(712)
Purchase of shares for treasury	(19,216)	(15,459)
Cash dividends paid to shareholders	(10,685)	(9,473)

NET CASH USED BY FINANCING ACTIVITIES	(29,729)	(24,466)

Effect of exchange rate changes on cash and cash equivalents	(4,346)	1,336

DECREASE IN CASH AND CASH EQUIVALENTS	(28,258)	(5,838)
Cash and cash equivalents at beginning of period	312,590	223,220

Cash and cash equivalents at end of period	$284,332	$217,382

Cash dividends paid per share	$0.25	$0.22

Lincoln Electric Holdings, Inc.
Financial Highlights
(In thousands, except per share data)
(Unaudited)
Consolidated Statements of Cash Flows

	Twelve Months Ended December 31,
	2008	2007
OPERATING ACTIVITIES:
Net income	$212,286	$202,736

Adjustments to reconcile net income to net cash provided by operating activities:
Rationalization and asset impairment charges (gain)	19,371	(188)
Depreciation and amortization	56,925	52,610
Equity earnings of affiliates, net	(3,235)	(7,208)
Other non-cash items, net	17,611	(609)
Changes in operating assets and liabilities net of effects from acquisitions:
Decrease (increase) in accounts receivable	30,130	(20,723)
(Increase) decrease in inventories	(27,845)	36,011
Decrease in accounts payable	(26,768)	(3,333)
Decrease in accrued pensions	(25,975)	(9,794)
Net change in other current assets and liabilities	9,590	556
Net change in other long-term assets and liabilities	(4,641)	(226)

NET CASH PROVIDED BY OPERATING ACTIVITIES	257,449	249,832

INVESTING ACTIVITIES:
Capital expenditures	(72,426)	(61,633)
Acquisition of businesses, net of cash acquired	(44,036)	(18,773)
Proceeds from sale of property, plant and equipment	662	701

NET CASH USED BY INVESTING ACTIVITIES	(115,800)	(79,705)

FINANCING ACTIVITIES:
Net change in borrowings	6,423	(37,316)
Proceeds from exercise of stock options	7,201	8,644
Tax benefit from exercise of stock options	3,728	4,289
Purchase of shares for treasury	(42,337)	(15,459)
Cash dividends paid to shareholders	(42,756)	(37,744)

NET CASH USED BY FINANCING ACTIVITIES	(67,741)	(77,586)

Effect of exchange rate changes on cash and cash equivalents	(6,958)	4,629

INCREASE IN CASH AND CASH EQUIVALENTS	66,950	97,170
Cash and cash equivalents at beginning of period	217,382	120,212

Cash and cash equivalents at end of period	$284,332	$217,382

Cash dividends paid per share	$1.00	$0.88

Lincoln Electric Holdings, Inc.
Financial Highlights
(In thousands)
(Unaudited)
Segment Highlights

	North		Other
	America	Europe	Countries	Eliminations	Consolidated
Three months ended December 31, 2008
Net sales to unaffiliated customers	$309,011	$116,829	$100,346	$—	$526,186
Inter-segment sales	28,726	4,029	3,468	(36,223)	—

Total	$337,737	$120,858	$103,814	$(36,223)	$526,186

Income before interest and income taxes	$45,318	$(2,973)	$(8,185)	$(337)	$33,823
As a percent of total sales	13.4%	(2.5%)	(7.9%)		6.4%

Adjustments:
Rationalization and asset impairment charges	$1,319	$2,470	$15,582	$—	$19,371

Adjusted income before interest and income taxes excluding rationalization and asset impairment charges (1)	$46,637	$(503)	$7,397	$(337)	$53,194
As a percent of total sales	13.8%	(0.4%)	7.1%		10.1%

Three months ended December 31, 2007
Net sales to unaffiliated customers	$345,104	$134,579	$100,596	$—	$580,279
Inter-segment sales	25,483	7,470	1,272	(34,225)	—

Total	$370,587	$142,049	$101,868	$(34,225)	$580,279

Income before interest and income taxes	$54,809	$14,169	$1,458	$(676)	$69,760
As a percent of total sales	14.8%	10.0%	1.4%		12.0%

	North		Other
	America	Europe	Countries	Eliminations	Consolidated
Twelve months ended December 31, 2008
Net sales to unaffiliated customers	$1,451,333	$576,945	$450,853	$—	$2,479,131
Inter-segment sales	114,686	25,612	10,590	(150,888)	—

Total	$1,566,019	$602,557	$461,443	$(150,888)	$2,479,131

Income before interest and income taxes	$224,706	$55,407	$22,591	$415	$303,119
As a percent of total sales	14.3%	9.2%	4.9%		12.2%

Adjustments:
Rationalization and asset impairment charges	$1,319	$2,470	$15,582	$—	$19,371

Adjusted income before interest and income taxes excluding rationalization and asset impairment charges (1)	$226,025	$57,877	$38,173	$415	$322,490
As a percent of total sales	14.4%	9.6%	8.3%		13.0%

Twelve months ended December 31, 2007
Net sales to unaffiliated customers	$1,401,393	$510,514	$368,877	$—	$2,280,784
Inter-segment sales	99,227	24,156	11,645	(135,028)	—

Total	$1,500,620	$534,670	$380,522	$(135,028)	$2,280,784

Income before interest and income taxes	$211,092	$63,170	$18,578	$(2,547)	$290,293
As a percent of total sales	14.1%	11.8%	4.9%		12.7%

(1)	Adjusted income before interest and income taxes excluding rationalization and asset impairment charges is a non-GAAP financial measure that management believes is important to investors to evaluate and compare the Company’s financial performance from period to period. Management uses this information in assessing and evaluating the Company’s underlying operating performance.